UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 12, 2009

SEAFARER EXPLORATION CORP.

(Exact name of registrant as specified in its charter)

Delaware	000-29461	73-1556428
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Kyle Kennedy
Chief Executive Officer
14497 N. Dale Mabry Hwy.
Suite 209N
 Tampa, Florida 33618

(Address of principal executive offices) (Zip Code)

(813) 448-3577

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On or about March 12, 2007, Seafarer Exploration, Inc. (“Seafarer”) entered into a contract with Tulco Resources, Ltd. (“Tulco”) which granted Seafarer the exclusive rights to explore, locate, identify, and salvage a possible shipwreck within the territorial limits of the State of Florida, off of Palm Beach County, in the vicinity of Juno Beach, Florida (the “Exploration Agreement”), as more particularly described in the Agreement among Seafarer, Tulco, and the State of Florida, Department of State, Division of Historical Resources dated November 4, 2008 (the “FDLHR Agreement”).  Tulco has alleged that the Exploration Agreement expired on or about March 12, 2009 and that Seafarer has no further rights to explore the site.

Seafarer strongly disagrees with Tulco that the Exploration Agreement has expired.  As a result of Tulco’s failure to obtain or maintain required state permits and approvals Seafarer was delayed and unable to complete its 2007 and 2008 dive season.  During the resulting Force Majeure event caused by such breach Seafarer believes that the Exploration Agreement was extended for a commensurate period of time.  In addition, as a result of Seafarer’s partial payment to Tulco for the 2009 dive season and/ or its rights under the FDLHR Agreement Seafarer believes that it continues to have exploration rights.

The Exploration Agreement with Tulco is a key contact to Seafarer implementing its business plan. If the Exploration Agreement with Tulco has expired, or the Exploration Agreement is not satisfactorily renegotiated, then such consequence may have a material adverse effect on Seafarer and its prospects.  If Tulco and Seafarer are not able to resolve their dispute, then Seafarer is prepared to take significant legal action against Tulco, including demand for reimbursement of expenses and amounts paid to date, and recovery of damages.  Any involvement in such legal proceeding will be costly and time-consuming and may divert financial resources or personnel away from the company’s operations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEAFARER EXPLORATION CORP.

Date: August 26, 2009	By:
Name: Kyle Kennedy
Title: Chief Executive Officer